Exhibit 99.2

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013 AND 2012 AND FOR
THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
American Realty Capital Healthcare Trust, Inc.
We have audited the accompanying consolidated balance sheets of American Realty Capital Healthcare Trust, Inc. (a Maryland Corporation) and subsidiaries (the "Company") as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the three years in the periods ended December 31, 2013. Our audits of the basic financial statements included the financial statement schedules listed in the index appearing under Item 15(a). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Realty Capital Healthcare Trust, Inc. and subsidiaries as of December 31, 2013 and 2012 and the results of their operations and their cash flows for each of the three years in the periods ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
February 26, 2014

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2013	2012
ASSETS
Real estate investments, at cost:
Land	$107,719	$48,409
Buildings, fixtures and improvements	1,363,858	552,085
Construction in progress	11,112	—
Acquired intangible lease assets	181,264	77,095
Total real estate investments, at cost	1,663,953	677,589
Less: accumulated depreciation and amortization	(87,350)	(21,262)
Total real estate investments, net	1,576,603	656,327
Cash and cash equivalents	103,447	13,869
Restricted cash	1,381	127
Investment securities, at fair value	14,670	—
Receivable for sale of common stock	—	6,943
Prepaid expenses and other assets	17,431	5,826
Due from affiliate	—	190
Deferred costs, net	21,041	7,386
Total assets	$1,734,573	$690,668

LIABILITIES AND EQUITY
Mortgage notes payable	$259,348	$200,095
Mortgage premium, net	2,769	2,903
Credit facility	—	26,000
Note payable	—	2,500
Below-market lease liabilities, net	5,543	1,692
Derivatives, at fair value	333	643
Accounts payable and accrued expenses	17,460	5,669
Deferred rent and other liabilities	2,949	917
Distributions payable	10,427	2,962
Total liabilities	298,829	243,381
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, none issued or outstanding at December 31, 2013 and 2012	—	—
Common stock, $0.01 par value per share, 300,000,000 authorized, 180,463,898 and 55,584,641 shares issued and outstanding at December 31, 2013 and 2012, respectively	1,805	556
Additional paid-in capital	1,591,941	476,157
Accumulated other comprehensive loss	(3,243)	(643)
Accumulated deficit	(158,378)	(32,832)
Total stockholders' equity	1,432,125	443,238
Non-controlling interests	3,619	4,049
Total equity	1,435,744	447,287
Total liabilities and equity	$1,734,573	$690,668
The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Rental income	$107,754	$30,379	$2,561
Operating expense reimbursements	11,148	5,194	753
Resident services and fee income	6,451	165	—
Total revenues	125,353	35,738	3,314
Operating expenses:
Property operating and maintenance	46,665	6,564	863
Operating fees to affiliate	—	987	—
Acquisition and transaction related	13,606	9,433	3,415
General and administrative	4,613	905	429
Depreciation and amortization	67,456	19,320	1,535
Total operating expenses	132,340	37,209	6,242
Operating loss	(6,987)	(1,471)	(2,928)
Other income (expenses):
Interest expense	(15,843)	(9,184)	(1,191)
Other income	89	18	2
Income from investment securities	869	—	—
Loss on sale of investment securities	(300)	—	—
Total other expense	(15,185)	(9,166)	(1,189)
Net loss	(22,172)	(10,637)	(4,117)
Net loss (income) attributable to non-controlling interests	(58)	2	32
Net loss attributable to stockholders	(22,230)	(10,635)	(4,085)

Other comprehensive loss:
Designated derivatives, fair value adjustment	310	(397)	(246)
Unrealized loss on investment securities, net	(2,910)	—	—
Comprehensive loss attributable to stockholders	$(24,830)	$(11,032)	$(4,331)

Basic and diluted weighted average shares outstanding	151,683,551	25,008,063	1,649,649
Basic and diluted net loss per share attributable to stockholders	$(0.15)	$(0.43)	$(2.48)
The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands, except share data)

	Common Stock
	Number of Shares	Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders' Equity	Non-controlling Interests	Total Equity
Balance, December 31, 2010	20,000	$—	$200	$—	$(1)	$199	$—	$199
Issuance of common stock	6,924,696	70	68,811	—	—	68,881	—	68,881
Common stock offering costs, commissions and dealer manager fees	—	—	(12,308)	—	—	(12,308)	—	(12,308)
Common stock issued through distribution reinvestment plan	31,438	—	299	—	—	299	—	299
Common stock repurchases	(6,241)	—	(62)	—	—	(62)	—	(62)
Share-based compensation	13,556	—	57	—	—	57	—	57
Distributions declared	—	—	—	—	(1,022)	(1,022)	—	(1,022)
Contributions from non-controlling interest holders	—	—	—	—	—	—	2,144	2,144
Other comprehensive loss	—	—	—	(246)	—	(246)	—	(246)
Net loss	—	—	—	—	(4,085)	(4,085)	(32)	(4,117)
Balance, December 31, 2011	6,983,449	70	56,997	(246)	(5,108)	51,713	2,112	53,825
Issuance of common stock	47,997,987	480	477,532	—	—	478,012	—	478,012
Common stock offering costs, commissions and dealer manager fees	—	—	(63,990)	—	—	(63,990)	—	(63,990)
Common stock issued through distribution reinvestment plan	690,994	7	6,557	—	—	6,564	—	6,564
Common stock repurchases	(108,361)	(1)	(1,065)	—	—	(1,066)	—	(1,066)
Share-based compensation	20,572	—	126	—	—	126	—	126
Distributions declared	—	—	—	—	(17,089)	(17,089)	—	(17,089)
Contributions from non-controlling interest holders	—	—	—	—	—	—	2,300	2,300
Distributions to non-controlling interest holders	—	—	—	—	—	—	(361)	(361)
Other comprehensive loss	—	—	—	(397)	—	(397)	—	(397)
Net loss	—	—	—	—	(10,635)	(10,635)	(2)	(10,637)
Balance, December 31, 2012	55,584,641	556	476,157	(643)	(32,832)	443,238	4,049	447,287
Issuance of common stock	119,784,507	1,199	1,188,762	—	—	1,189,961	—	1,189,961
Common stock offering costs, commissions and dealer manager fees	—	—	(121,209)	—	—	(121,209)	—	(121,209)
Common stock issued through distribution reinvestment plan	5,353,449	53	50,804	—	—	50,857	—	50,857
Common stock repurchases	(272,366)	(3)	(2,651)	—	—	(2,654)	—	(2,654)
Share-based compensation	13,667	—	114	—	—	114	—	114
Distributions declared	—	—	—	—	(103,316)	(103,316)	—	(103,316)
Distributions to non-controlling interest holders	—	—	—	—	—	—	(380)	(380)
Increase in interest in Odessa Regional MOB and Methodist North MOB	—	—	(36)	—	—	(36)	(108)	(144)
Other comprehensive loss	—	—	—	(2,600)	—	(2,600)	—	(2,600)
Net income (loss)	—	—	—	—	(22,230)	(22,230)	58	(22,172)
Balance, December 31, 2013	180,463,898	$1,805	$1,591,941	$(3,243)	$(158,378)	$1,432,125	$3,619	$1,435,744
The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net loss attributable to stockholders	$(22,230)	$(10,635)	$(4,085)
Adjustment to reconcile net loss attributable to stockholders to net cash provided by (used in) operating activities:
Depreciation	42,526	15,066	1,174
Amortization of intangible assets	24,930	4,254	361
Amortization of deferred financing costs	3,982	1,267	122
Amortization of mortgage premium	(826)	(315)	—
Accretion of below-market lease liabilities and amortization of above-market lease assets, net	444	306	59
Net loss attributable to non-controlling interests	58	(2)	(32)
Bad debt expense	735	—	—
Share-based compensation	114	126	57
Loss on sale of investment securities	300	—	—
Changes in assets and liabilities:
Prepaid expenses and other assets	(9,248)	(5,076)	(750)
Due from affiliate	190	—	—
Accounts payable and accrued expenses	10,004	2,046	772
Deferred rent and other liabilities	2,032	756	161
Net cash provided by (used in) operating activities	53,011	7,793	(2,161)
Cash flows from investing activities:
Investment in real estate and other assets	(920,541)	(452,546)	(53,348)
Deposits for real estate	(3,590)	—	—
Capital expenditures	(707)	—	—
Purchase of investment securities	(19,593)	—	—
Proceeds from sale of investment securities	1,713	—	—
Net cash used in investing activities	(942,718)	(452,546)	(53,348)
Cash flows from financing activities:
Proceeds from notes payable	—	—	4,500
Payments of note payable	(2,500)	—	(2,000)
Proceeds from mortgage notes payable	—	34,777	—
Payments of mortgage notes payable	(474)	(42)	(20)
Proceeds from credit facility	—	65,000	—
Payments on credit facility	(26,000)	(39,000)	—
Payments of deferred financing costs	(17,160)	(5,996)	(2,779)
Proceeds from issuance of common stock	1,196,904	471,474	68,476
Common stock repurchases	(2,404)	(701)	(37)
Payments of offering costs and fees related to stock issuances	(122,309)	(63,372)	(11,549)
Distributions paid	(44,994)	(7,910)	(376)
Due from/to affiliate	—	(190)	(80)
Contributions from non-controlling interest holders	—	—	4,444
Payments to non-controlling interest holders	(144)	—	—
Distributions to non-controlling interest holders	(380)	(361)	—
Restricted cash	(1,254)	(95)	(32)
Net cash provided by financing activities	979,285	453,584	60,547
Net change in cash	89,578	8,831	5,038
Cash and cash equivalents, beginning of period	13,869	5,038	—
Cash and cash equivalents, end of period	$103,447	$13,869	$5,038

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2013	2012	2011
Supplemental Disclosures:
Cash paid for interest	$12,031	$7,801	$629

Non-Cash Investing and Financing Activities:
Mortgage notes payable assumed or used to acquire investments in real estate	$59,727	$54,639	$110,741
Premiums on assumed mortgage notes payable	692	3,218	—
Liabilities assumed in real estate acquisitions	2,637	968	396
Common stock issued through distribution reinvestment plan	50,857	6,564	299
Reclassification of deferred offering costs	—	—	844

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Note 1 — Organization
American Realty Capital Healthcare Trust, Inc. (the "Company"), incorporated on August 23, 2010, is a Maryland corporation that qualified as a real estate investment trust ("REIT") for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2011. On February 18, 2011, the Company commenced its initial public offering (the "IPO") on a "reasonable best efforts" basis of up to 150.0 million shares of common stock, $0.01 par value per share, at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11, as amended (File No. 333-169075) (the "Registration Statement"), filed with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended.  The Registration Statement also covered up to 25.0 million shares of common stock available pursuant to a distribution reinvestment plan (the "DRIP") under which the Company's common stockholders may elect to have their distributions reinvested in additional shares of the Company's common stock at a price initially equal to $9.50 per share, which was 95% of the offering price in the IPO.
On April 12, 2013, the Company registered an additional 25.0 million shares to be used under the DRIP (as amended to include a direct stock purchase component) pursuant to a registration statement on Form S-3 (File No. 333-187900). In April 2013, the Company completed the issuance of the 150.0 million shares of common stock registered in connection with its IPO, plus 1.2 million DRIP shares, and as permitted, reallocated the remaining 23.8 million DRIP shares, available under the Registration Statement to the primary offering. On April 26, 2013, the Company closed the IPO following the successful achievement of its target equity raise, including the shares reallocated from the DRIP. As of December 31, 2013, the Company had 180.5 million shares of common stock outstanding, including unvested restricted shares and shares issued under the DRIP, and had received total proceeds of $1.8 billion, including proceeds from shares issued under the DRIP. As of December 31, 2013, the aggregate value of all the common stock outstanding was $1.8 billion based on a per share value of $10.00 (or $9.50 for shares issued under the DRIP).
The Company was formed to primarily acquire a diversified portfolio of income producing real estate properties, focusing predominantly on medical office buildings and healthcare-related facilities. All such properties may be acquired and operated by the Company alone or jointly with another party. The Company may also originate or acquire first mortgage loans secured by real estate. The Company purchased its first property and commenced real estate operations in June 2011. As of December 31, 2013, the Company owned 114 properties with an aggregate purchase price of $1.6 billion, comprised of 5.8 million rentable square feet.
Substantially all of the Company's business is conducted through American Realty Capital Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership (the "OP"). The Company has no direct employees. The Company has retained American Realty Capital Healthcare Advisors, LLC (the "Advisor") to manage its affairs on a day-to-day basis. The Company has retained American Realty Capital Healthcare Properties, LLC (the "Property Manager") to serve as the Company's property manager.  Realty Capital Securities, LLC (the "Dealer Manager") served as the dealer manager of the IPO. The Advisor and Property Manager are wholly owned entities of, and the Dealer Manager is under common ownership with, the Company's sponsor, American Realty Capital V, LLC (the "Sponsor") and, as a result of which, they are related parties and each has received or may receive compensation and fees for services related to the IPO and for the investment and management of the Company's assets. Such entities have received or may receive fees during the offering, acquisition, operational and liquidation stages.
Note 2 — Summary of Significant Accounting Policies
Basis of Accounting and Presentation
The accompanying consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States ("GAAP").
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and consolidated joint venture arrangements in which the Company has controlling financial interests. The portions of the consolidated joint venture arrangements not owned by the Company were presented as noncontrolling interests as of and during the period consolidated. All inter-company accounts and transactions have been eliminated in consolidation.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The Company evaluates its relationships and investments to determine if it has variable interests. A variable interest is an investment or other interest that will absorb portions of an entity's expected losses or receive portions of the entity's expected residual returns. If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity ("VIE"). A VIE is broadly defined as an entity where either (1) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of an entity that most significantly impact the entity's economic performance or (2) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support. The Company consolidates any VIEs when it is determined to be the primary beneficiary of the VIE's operations.
A variable interest holder is considered to be the primary beneficiary of a VIE if it has the power to direct the activities of a VIE that most significantly impact the entity's economic performance and has the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company's ability to direct the activities that most significantly impact the entity's economic performance, its form of ownership interest, its representation on the entity's governing body, the size and seniority of its investment, its ability and the rights of other investors to participate in policy making decisions and to replace the manager of and/or liquidate the entity.
The Company continually evaluates the need to consolidate joint ventures based on standards set forth in GAAP. In determining whether the Company has a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, power to make decisions and contractual and substantive participating rights of the partners/members as well as whether the entity is a VIE for which the Company is the primary beneficiary.
In addition, the Company evaluates its investments in marketable securities to determine if they represent variable interests in VIEs. As of December 31, 2013, the Company determined that investments in marketable securities are variable interests in VIEs, of which the Company is not the primary beneficiary because it does not have the ability to direct the activities of the VIEs that most significantly impact each entity's economic performance. The Company's maximum exposure to loss from these investments does not exceed the carrying value on the accompanying consolidated balance sheet.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, real estate taxes and derivative financial instruments and hedging activities, as applicable.
Real Estate Investments
Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.
The Company is required to make subjective assessments as to the useful lives of the Company's properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company's investments in real estate. These assessments have a direct impact on the Company's net income because if the Company were to shorten the expected useful lives of the Company's investments in real estate, the Company would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.
The Company is required to present the operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the statement of operations for all periods presented. Properties that are intended to be sold are to be designated as "held for sale" on the consolidated balance sheet.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Impairment of Long Lived Assets
When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property's use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.
Allocation of Purchase Price of Acquired Assets
The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings, fixtures and tenant improvements are based on cost segregation studies performed by independent third-parties or the Company's analysis of comparable properties in its portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships.
The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered in the analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at contract rates during the expected lease-up period, which typically ranges from six to 12 months. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.
Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease.  The capitalized below-market lease values are amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option.  The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.
The aggregate value of intangible assets related to customer relationships is measured based on the Company's evaluation of the specific characteristics of each tenant's lease and its overall relationship with the tenant. Characteristics considered in determining these values include the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors.
The value of in-place leases is amortized to expense over the initial term of the respective leases, which is approximately one to 25 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.
Acquired intangible assets and lease liabilities consist of the following as of the periods presented:

	December 31,
(In thousands)	2013	2012
Intangible assets:
In-place leases, net of accumulated amortization of $28,763 and $4,568 at December 31, 2013 and 2012, respectively	$143,819	$68,247
Above-market leases, net of accumulated amortization of $1,239 and $516 at December 31, 2013 and 2012, respectively	7,443	3,764
Total intangible lease assets, net	$151,262	$72,011
Intangible liabilities:
Below-market leases, net of accumulated accretion of $564 and $143 at December 31, 2013 and 2012, respectively	$5,543	$1,692
Total intangible lease liabilities, net	$5,543	$1,692
The following table provides the weighted-average amortization and accretion periods for intangible assets and liabilities as of December 31, 2013 and the projected amortization expense and adjustments to revenues for the next five years:

(In thousands)	Weighted- Average Amortization Period	2014	2015	2016	2017	2018
In-place leases	8.8	$32,916	$14,976	$14,286	$13,425	$11,727

Above-market lease assets	8.6	$(1,171)	$(1,127)	$(1,063)	$(942)	$(687)
Below-market lease liabilities	6.9	795	785	752	522	356
Total to be deducted from rental income		$(376)	$(342)	$(311)	$(420)	$(331)
Construction in Progress
Construction in progress represents the ground-up development of a medical office building which the Company plans to hold as long-term investment in real estate.  These properties are carried at cost.  The cost of land and buildings under development includes specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs of personnel directly involved and other costs incurred during the period of development. The Company will cease cost capitalization when the property is deemed available for occupancy and a lease has commenced for the property.
Cash and Cash Equivalents
Cash and cash equivalents include cash in bank accounts as well as investments in highly-liquid money market funds with original maturities of three months or less. As of December 31, 2012, $0.3 million was held in an overnight repurchase agreement with the Company's financial institution, in which excess funds over an established threshold were being swept daily. No funds were held in an overnight purchase agreement, as of December 31, 2013.
The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company ("FDIC") up to an insurance limit. At December 31, 2013 and 2012, the Company had deposits of $103.4 million and $13.9 million, of which $93.8 million and $4.3 million, respectively, were in excess of the amount insured by the FDIC. Although the Company bears risk to amounts in excess of those insured by the FDIC, it does not anticipate any losses as a result.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Restricted Cash
Restricted cash primarily consists of reserves related to lease expirations as well as maintenance, structural, and debt service reserves.
Deferred Costs, Net
Deferred costs, net, consists of deferred financing costs and deferred leasing costs. Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method and included in interest expense on the accompanying consolidated statements of operations and comprehensive loss. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity.  Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.
Deferred leasing costs, consisting primarily of lease commissions and costs incurred in connection with new leases, are deferred and amortized over the term of the lease.
Share Repurchase Program
 The Company's board of directors has adopted a Share Repurchase Program ("SRP") that enables stockholders to sell their shares to the Company in limited circumstances.  The SRP permits investors to sell their shares back to the Company after they have held them for at least one year, subject to the significant conditions and limitations described below.
Prior to the time that the Company's shares are listed on a national securities exchange and until the Company establishes an estimated value for the shares, the purchase price per share will depend on the length of time investors have held such shares as follows: after one year from the purchase date — the lower of $9.25 or 92.5% of the amount they actually paid for each share; after two years from the purchase date —the lower of $9.50 or 95.0% of the amount they actually paid for each share; after three years from the purchase date — the lower of $9.75 or 97.5% of the amount they actually paid for each share; and after four years from the purchase date — the lower of $10.00 or 100% of the amount they actually paid for each share (in each case, as adjusted for any stock distributions, combinations, splits and recapitalizations). The Company will begin establishing an estimated value for its shares based on the value of its real estate and real estate-related investments beginning 18 months after the close of its offering. Beginning 18 months after the completion of the Company's offering (excluding common shares issued under the DRIP), the board of directors will determine the value of the properties and the other assets based on such information as the board determines appropriate, which is expected to include independent valuations of properties or of the Company as a whole, prepared by third-party service providers.
The Company is only authorized to repurchase shares pursuant to the SRP up to the value of the shares issued under the DRIP and will limit the amount spent to repurchase shares in a given quarter to the value of the shares issued under the DRIP in that same quarter. In addition, the board of directors may reject a request for redemption, at any time. Due to these limitations, the Company cannot guarantee that it will be able to accommodate all repurchase requests. Purchases under the SRP by the Company will be limited in any calendar year to 5% of the weighted average number of shares outstanding during the prior year (or 1.25% per calendar quarter).

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

When a stockholder requests repurchases and the repurchases are approved by the Company's board of directors, it will reclassify such obligation from equity to a liability based on the settlement value of the obligation. The following table reflects the number of shares repurchased for the years ended December 31, 2013, 2012 and 2011.

	Number of Requests	Number of Shares Repurchased	Average Price per Share
Year ended December 31, 2011	3	6,241	$10.00
Year ended December 31, 2012	27	108,361	9.83
Year ended December 31, 2013 (1)	92	272,366	9.75
Cumulative repurchase requests as of December 31, 2013 (1)	122	386,968	$9.77
_________________

(1)
Includes 25 unfulfilled repurchase requests consisting of 66,553 shares at an average price per share of $9.62, which were approved for repurchase as of December 31, 2013 and completed in February 2014. This liability is included in accounts payable and accrued expenses on the Company's consolidated balance sheet.

Distribution Reinvestment Plan
Pursuant to the DRIP, stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving cash.  No dealer manager fees or selling commissions are paid with respect to shares purchased under the DRIP.  Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the IPO. The board of directors may designate that certain cash or other distributions be excluded from the DRIP.  The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days' notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying consolidated balance sheet in the period distributions are declared.  During the years ended December 31, 2013 and 2012, the Company issued 5.4 million and 0.7 million shares of common stock with a value of $50.9 million and $6.6 million, respectively, and a par value per share of $0.01, under the DRIP.
Derivative Instruments
The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions.
The Company records all derivatives on the consolidated balance sheets at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the consolidated statement of operations. If the derivative is designated and qualifies for hedge accounting treatment the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.
Revenue Recognition
The Company's rental income is primarily related to rent received from tenants in medical office buildings and other healthcare-related facilities and residents in seniors housing communities. Rent paid by each tenant in the Company's three operating segments, excluding seniors housing communities under the RIDEA structure, are recorded in accordance with the terms of each lease on a straight-line basis over the initial term of the lease. Since many of the leases provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purposes of this calculation. Rental income from residents in the Company's seniors housing communities are recognized as earned. Residents pay a monthly rent that covers occupancy of their unit and basic services, including utilities, meals and some housekeeping services. The terms of the rent are short term in nature, primarily month-to-month. The Company defers the revenue related to lease payments received from tenants and residents in advance of their due dates.
Cost recoveries from tenants are included in operating expense reimbursement in the period the related costs are incurred, as applicable.
Resident services and fee income relates to ancillary services performed for residents in the Company's seniors housing communities. Fees for ancillary services are recorded in the period in which the services are performed.
The Company continually reviews receivables related to rent and unbilled rent receivables and determines collectability by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the allowance for uncollectible accounts or record a direct write-off of the receivable in the consolidated statements of operations.
Offering and Related Costs
Offering and related costs include all expenses incurred in connection with the Company's IPO. Offering costs (other than selling commissions and the dealer manager fee) include costs that may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company. These costs include but not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow related fees; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for the salaries of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. The Company was obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company, provided that the Advisor was obligated to reimburse the Company to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by the Company in its offering exceed 1.5% of gross offering proceeds. As a result, these costs were only a liability of the Company to the extent selling commissions, the dealer manager fee and other organization and offering costs did not exceed 11.5% of the gross proceeds determined at the end of the IPO. As of the end of the IPO in April 2013, offering costs were less than 11.5% of the gross proceeds received in the IPO. (See Note 12 — Related Party Transactions and Arrangements).
Share-Based Compensation
The Company has a stock-based incentive award plan for its directors, which is accounted for under the guidance of share based payments.  The expense for such awards is included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met. (See Note 14 — Share-Based Compensation).

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Income Taxes
The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the tax year ended December 31, 2011. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, and so long as it distributes at least 90% of its REIT taxable income. The Company distributed to its stockholders 100% of its ordinary taxable income for each of the years ended December 31, 2013, 2012 and 2011. Accordingly, no provision for federal or state income taxes related to such ordinary taxable income was recorded in the Company's financial statements. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.
The following table details the composition of the Company's tax expense for the year ended December 31, 2013, which includes federal and state income taxes incurred by the Company's TRS entities. These income taxes are reflected in general and administrative expenses on the accompanying consolidated statement of operations and comprehensive loss. The Company did not incur any federal or state tax expenses during the year ended December 31, 2012 and 2011.

	Year Ended December 31, 2013
(In thousands)	Expense	Deferred
Federal	$296	$90
State	228	20
	$524	$110
As of December 31, 2013, the Company owned 26 seniors housing communities, that are owned by a taxable REIT subsidiary ("TRS"), which are owned by the OP. A TRS is subject to federal, state and local income taxes. Each TRS is a tax paying component for purposes of classifying deferred tax assets and liabilities. The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company determines that it would not be able to realize the deferred income tax assets in the future in excess of the net recorded amount, the Company establishes a valuation allowance which offsets the previously recognized income tax benefit. Deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities of the TRSs for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities as of December 31, 2013 and 2012 consisted of deferred rent, depreciation and net operating loss carry forwards. As of December 31, 2013, the Company had a deferred tax asset of $0.6 million and a valuation allowance of $0.5 million. The Company did not have any deferred tax assets as of December 31, 2012.
The TRSs have federal and state net operating loss carry forwards as of December 31, 2013 and 2012 of $0.5 million, which will expire through 2034. The Company has concluded that it is more likely than not that the net operating loss carry forwards will not be utilized during the carry forward period and as such the Company has established a valuation allowance against these deferred tax assets.
As of December 31, 2013, the Company had no material uncertain income tax position. The tax years subsequent to and including the fiscal year ended December 31, 2010 remain open to examination by the major taxing jurisdictions to which the Company is subject.
Per Share Data
Net income (loss) attributed to stockholders per basic share of common stock is calculated by dividing net income (loss) by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted net income (loss) attributed to stockholders per share of common stock considers the effect of potentially dilutive shares of common stock outstanding during the period and is calculated using the if-converted method whereby the Company assumes that dilutive securities are converted at the beginning of the fiscal period or at the time of issuance, whichever is later.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Reportable Segments
The Company has determined that it has three reportable segments, from activities related to investing in medical office buildings and outpatient facilities; seniors housing communities; and hospitals, post-acute care and other facilities. Management evaluates the operating performance of the Company's investments in real estate and seniors housing communities on an individual property level.
Recently Issued Accounting Pronouncements
In December 2011, the Financial Accounting Standards Board ("FASB") issued guidance regarding disclosures about offsetting assets and liabilities, which requires entities to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The guidance was effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented. The adoption of this guidance, which is related to disclosure only, did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.
In July 2012, the FASB issued revised guidance intended to simplify how an entity tests indefinite-lived intangible assets for impairment. The amendments allow an entity to initially assess initially qualitative factors to determine whether it is necessary to perform a quantitative impairment test. An entity is no longer required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative test unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments were effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this guidance did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.
In February 2013, the FASB issued guidance which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The guidance was effective for annual and interim periods beginning after December 15, 2012. The adoption of this guidance, which is related to disclosure only, did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.
In February 2013, the FASB issued new accounting guidance clarifying the accounting and disclosure requirements for obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. The Company does not expect the adoption of this guidance to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Note 3 — Real Estate Investments
The following table presents the allocation of the assets acquired and liabilities assumed during the years ended December 31, 2013, 2012 and 2011.

	Year Ended December 31,
(Dollar amounts in thousands)	2013	2012	2011
Real estate investments, at cost:
Land	$59,310	$38,193	$10,216
Buildings, fixtures and improvements	811,596	421,572	130,594
Construction in progress	11,112	—	—
Total tangible assets	882,018	459,765	140,810
Acquired intangibles:
In-place leases	100,480	52,169	20,695
Above-market lease assets	5,371	744	3,536
Below-market lease liabilities	(4,272)	(1,307)	(556)
Total assets acquired, net	983,597	511,371	164,485
Mortgage notes payable assumed or used to acquire real estate investments	(59,727)	(54,639)	(110,741)
Premium on mortgages assumed	(692)	(3,218)	—
Other liabilities assumed	(2,637)	(968)	(396)
Cash paid for acquired real estate investments	$920,541	$452,546	$53,348
Number of properties purchased	64	36	14
Land, buildings, fixtures and improvements and in-place lease intangibles of $122.3 million, are comprised of $9.4 million, $98.5 million and $14.4 million, respectively, which have been provisionally assigned to each class of asset, pending receipt of information being prepared by a third-party specialist. The following table reflects the number and related purchase prices of properties acquired, excluding land and related construction in progress, during the years ended December 31, 2013, 2012 and 2011:

	Number of Properties	Base Purchase Price
		(In thousands)
Year ended December 31, 2011	14	$164,485
Year ended December 31, 2012	36	508,108
Year ended December 31, 2013	64	970,000
Total portfolio as of December 31, 2013	114	$1,642,593
The following table presents unaudited pro forma information as if the acquisitions during the year ended December 31, 2013, had been consummated on January 1, 2011. Additionally, the unaudited pro forma net loss attributable to stockholders was adjusted to reclass acquisition and transaction related expenses of $15.6 million from the year ended December 31, 2013 to the year ended December 31, 2011.

	Year Ended December 31,
(In thousands)	2013	2012	2011
Pro forma revenues	$208,815	$169,907	$51,468
Pro forma net income attributable to stockholders	$(6,568)	$(14,088)	$(20,563)

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The following table presents future minimum base rental cash payments due to the Company over the next five years and thereafter.  These amounts exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes among other items.

(In thousands)	Future Minimum Base Rental Cash Payments
2014	$92,407
2015	93,373
2016	93,719
2017	92,314
2018	86,782
Thereafter	552,618
$1,011,213
The following table lists the tenants (including for this purpose, all affiliates of such tenants) whose annualized rental income on a straight-line basis represented approximately 10% or greater of total annualized rental income for all portfolio properties on a straight-line basis as of December 31, 2013, 2012 and 2011:

	December 31,
Tenant	2013	2012	2011
UnitedHealth Group Incorporated	9.9%	*	*
Reliant Rehabilitation	*	9.6%	22.9%
Carson Tahoe Regional Healthcare	*	*	11.4%
Global Rehabilitation Hospital	*	*	10.1%
_________________

*	Tenant's annualized rental income on a straight-line basis was not greater than 10% of total annualized rental income for all tenants as of the period specified.
The termination, delinquency or non-renewal of leases by one or more of the above tenants may have a material adverse effect on revenues. No other tenant represents approximately 10% or more of annualized rental income as of December 31, 2013, 2012 and 2011.
The following table lists the states where the Company has concentrations of properties where annualized rental income represented approximately 10% of or more consolidated annualized rental income as of December 31, 2013, 2012 and 2011:

	December 31,
State	2013	2012	2011
Florida	10.2%	*	*
Georgia	18.2%	22.4%	*
Illinois	*	10.8%	14.5%
Nevada	*	*	31.1%
Oregon	10.3%	*	*
Texas	14.0%	21.3%	45.8%
_________________

*	State's annualized rental income on a straight-line basis was not 10% or more of total annualized rental income for all portfolio properties as of the period specified.

Table of Contents
AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Note 4 — Investment Securities
As of December 31, 2013, the Company had investments in common stock, redeemable preferred stock and a senior note with a fair value of $14.7 million. These investments are considered available-for-sale securities and therefore increases or decreases in the fair value of these investments are recorded in accumulated other comprehensive loss as a component of equity on the consolidated balance sheets unless the securities are considered to be permanently impaired, at which time the losses would be reclassified to expense.
The following table details the unrealized gains and losses on investment securities as of December 31, 2013. The Company did not have any such investments as of December 31, 2012.

	December 31, 2013
(In thousands)	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities	$17,580	$202	$(3,112)	$14,670
Unrealized losses as of December 31, 2013 were considered temporary and therefore no impairment was recorded during the year ended December 31, 2013. During the year ended December 31, 2013, the Company sold investments in common stock and senior notes with a cost basis of $2.0 million for $1.7 million, resulting in a realized loss on sale of investment securities of $0.3 million.
The Company's preferred stock investments are redeemable at the respective issuer's option after five years from issuance. The senior note matures in 29.2 years and has an interest rate of 5.5% as of December 31, 2013.
Note 5 — Credit Facility
On May 25, 2012, the Company entered into a senior revolving credit facility in the aggregate principal amount of $50.0 million, as amended, (the "Credit Facility") with KeyBank National Association ("Key Bank"). On October 25, 2012, the Company entered into an amendment, which increased the maximum commitments under the Credit Facility to $200.0 million with an "accordion" feature to increase aggregate commitments, subject to certain conditions, up to a maximum of $400.0 million.
Pursuant to the Credit Facility, the Company had the option, based on it's corporate leverage, to have the Credit Facility advances priced at either: (a) LIBOR, plus an applicable margin that ranges from 2.00% to 3.00%; or (b) the Base Rate, plus an applicable margin that ranges from 0.75% to 1.75%. Base Rate was defined in the Credit Facility as the greater of (i) the fluctuating annual rate of interest announced from time to time by KeyBank as its "prime rate" or (ii) 0.5% above the federal funds effective rate. The Credit Facility required an unused fee per annum of 0.3% and 0.2%, if the unused balance of the facility exceeded or was equal to or less than 50% of the available facility, respectively.
On July 24, 2013, the Company entered into an unsecured amended and restated credit agreement (the "Amended Facility") which allows for total borrowings of up to $755.0 million, comprised of a $500.0 million term loan component and a $255.0 million revolving loan component. The Amended Facility also contains a subfacility for letters of credit of up to $25.0 million. The Amended Facility contains an "accordion feature" to allow the Company, under certain circumstances, to increase the aggregate term loan borrowings under the Amended Facility to up to $750.0 million and the aggregate revolving loan borrowings to up to $450.0 million, or up to $1.2 billion of total borrowings. Availability of borrowings is based on a pool of eligible unencumbered real estate assets.
Pursuant to the Amended Facility, the Company has the option, based upon its corporate leverage, to have the Amended Facility priced at either: (a) LIBOR, plus an applicable margin that ranges from 1.60% to 2.20%; or (b) the Base Rate, plus an applicable margin that ranges from 0.35% to 0.95%. Base Rate is defined in the Amended Facility as the greatest of (i) the fluctuating annual rate of interest announced from time to time by Key Bank as its "prime rate," (ii) 0.5% above the federal funds effective rate or (iii) 1.0% above the applicable one-month LIBOR. Upon such time as the Company receives an investment grade credit rating as determined by major credit rating agencies, the Company will have the option, based upon its credit rating, to have the Amended Facility priced at either: (a) LIBOR, plus an applicable margin that ranges from 0.95% to 1.70%; or (b) the Base Rate, plus an applicable margin that ranges from 0.00% to 0.70%.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The Amended Facility provides for monthly interest payments for each Base Rate loan and periodic payments for each LIBOR loan, based upon the applicable LIBOR loan period, with all principal outstanding being due on the maturity date. The term loan component of the Amended Facility matures in July 2018 and the revolving loan component of the Amended Facility matures in July 2016. The revolving loan component of the Amended Facility contains two, one-year extension options. The Amended Facility may be prepaid from time to time and at any time, in whole or in part, without premium or penalty, subject to reimbursement of certain costs and expenses. In the event of a default, the lenders have the right to terminate its obligations under the Amended Facility and to accelerate the payment on any unpaid principal amount of all outstanding loans.
As of December 31, 2012, the balance under the Credit Facility was $26.0 million. This balance was repaid in full in January 2013. There were no advances outstanding as of December 31, 2013. The Company's unused borrowing capacity was $315.3 million, based on the assets assigned to the Amended Facility as of December 31, 2013. Availability of borrowings is based on a pool of eligible unencumbered real estate assets.
The Credit Facility and Amended Facility requires the Company to meet certain financial covenants, including the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth. As of December 31, 2013, the Company was in compliance with the financial covenants under the Amended Facility agreement.
Note 6 — Note Payable
In September 2011, the Company entered into an unsecured $4.5 million note payable with an unaffiliated third party investor. The note bore interest at a fixed rate of 8.0% per annum and was due to mature in September 2014. The note had two one-year extension options. The note required monthly interest payments with the principal balance due at maturity. The note could be repaid at any time, in whole or in part, without premium or penalty. Notwithstanding the foregoing, after the initial maturity date, the lender had a right to require the repayment in full of any outstanding principal and interest under the note upon 60 days' notice. The note was repaid in full in January 2013 at the Company's election.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Note 7 — Mortgage Notes Payable
The Company's mortgage notes payable as of December 31, 2013 and 2012 consist of the following:

		Outstanding Loan Amount as of December 31,		Effective
Portfolio	Encumbered Properties	2013	2012	Interest Rate		Interest Rate	Maturity
		(In thousands)	(In thousands)
Texarkana ASC - Texarkana, TX	1	$2,143	$2,187	5.58%		Fixed	Jun. 2016
Carson Tahoe Specialty Medical Center - Carson City, NV (1)	3	21,751	21,751	5.08%		Fixed	Sep. 2015
Durango Medical Plaza - Las Vegas, NV (1)	1	17,172	17,172	5.08%		Fixed	Sep. 2015
CareMeridian Rehabilitation - Phoenix, AZ (1)	1	6,936	6,936	5.08%		Fixed	Sep. 2015
Reliant Rehabilitation - Dallas, TX (1)	1	24,850	24,850	5.15%		Fixed	Sep. 2015
Select Rehabilitation - San Antonio, TX (1)	1	12,714	12,714	5.15%		Fixed	Sep. 2015
Spring Creek Medical Plaza - Tomball, TX (1)	1	7,477	7,477	5.15%		Fixed	Sep. 2015
Odessa Regional MOB - Odessa, TX	1	4,047	4,047	4.09%	(2)	Fixed	Dec. 2016
Methodist North MOB - Peoria, IL	1	13,544	13,544	3.99%	(2)	Fixed	Dec. 2016
University of Wisconsin Health MOB - Monona, WI	1	5,039	5,039	4.00%		Fixed	Apr. 2017
Reliant Rehabilitation - Houston, TX (1)	1	13,437	13,437	4.98%		Fixed	Sep. 2015
Village Healthcare Center - Santa Ana (1)	1	1,906	1,906	4.98%		Fixed	Sep. 2015
Sisters of Mercy Building - Springfield, MO	1	5,500	5,500	4.11%		Fixed	Sep. 2017
East Pointe Medical Plaza - Lehigh Acres, FL	1	5,260	5,260	4.11%		Fixed	Sep. 2017
Unitron Hearing Building - Plymouth, MN	1	4,000	4,000	4.11%		Fixed	Sep. 2017
Carson Tahoe MOB West - Carson City, NV	1	4,675	4,675	3.88%	(2)	Fixed	Jun. 2017
Aurora Health Care Portfolio	3	49,600	49,600	5.60%		Fixed	Jan. 2017
Princeton Village - Clackamas, OR	1	3,114	—	7.48%		Fixed	Jan. 2031
Pelican Pointe - Klamath Falls, OR	1	12,460	—	5.16%		Fixed	Apr. 2022
Fayette MOB - Fayetteville, GA	1	6,986	—	5.18%		Fixed	Sep. 2015
Benton House - Anderson, SC	1	8,149	—	4.86%		Fixed	Dec. 2018
Benton House - Covington, GA	1	8,121	—	5.26%		Fixed	May 2019
Arbor Terrace - Asheville, SC	1	9,497	—	5.58%		Fixed	Feb. 2018
Arbor Terrace - Decatur, GA	1	10,970	—	5.57%		Fixed	Jan. 2018
Total	28	$259,348	$200,095	5.09%	(3)
_________________

(1)
These mortgages, aggregating $106.2 million, represent the first, second and third tranches of a multi-tranche mortgage loan agreement to provide funding for a portfolio of eight properties. The mortgages for each of the properties are cross-collateralized with one another and in the event that the Company defaults on one of the mortgages, the lender may look to the other properties as collateral.

(2)	Fixed as a result of entering into a swap agreement.

(3)	Calculated on a weighted average basis for all mortgages outstanding as of December 31, 2013.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The following table summarizes the scheduled aggregate principal payments for the five years subsequent to December 31, 2013:

(In thousands)	Future Principal Payments
2014	$1,038
2015	113,975
2016	20,545
2017	75,041
2018	27,346
Thereafter	21,403
$259,348
Some of the Company's mortgage notes payable agreements require the compliance of certain property-level financial covenants including debt service coverage ratios. As of December 31, 2013 and 2012, the Company was in compliance with financial covenants under its mortgage notes payable agreements.
Note 8 — Fair Value of Financial Instruments
The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. This alternative approach also reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The guidance defines three levels of inputs that may be used to measure fair value:
Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.
Level 3 — Unobservable inputs that reflect the entity's own assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.
The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.
Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. However, as of December 31, 2013 and 2012, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the Company's derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
The valuation of derivative instruments is determined using a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and implied volatilities. In addition, credit valuation adjustments, are incorporated into the fair values to account for the Company's potential nonperformance risk and the performance risk of the counterparties.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The Company has investments in common stock, redeemable preferred stock and senior notes that are traded in active markets and therefore, due to the availability of quoted market prices in active markets, the Company has classified these investments as level 1 in the fair value hierarchy.
The following table presents information about the Company's assets and liabilities (including derivatives that are presented net) measured at fair value on a recurring basis as of December 31, 2013 and 2012, aggregated by the level in the fair value hierarchy within which those instruments fall.

(In thousands)	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
December 31, 2013
Interest rate swaps	$—	$(333)	$—	$(333)
Investment securities	$14,670	$—	$—	$14,670
December 31, 2012
Interest rate swaps	$—	$(643)	$—	$(643)
A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the years ended December 31, 2013 or 2012.
The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, restricted cash, other receivables, due to affiliates, accounts payable and distributions payable approximates their carrying value on the consolidated balance sheets due to their short-term nature. The fair values of the Company's remaining financial instruments that are not reported at fair value on the consolidated balance sheets are reported below.

		Carrying Amount at	Fair Value at	Carrying Amount at	Fair Value at
(In thousands)	Level	December 31, 2013	December 31, 2013	December 31, 2012	December 31, 2012
Mortgage notes payable and premiums, net	3	$262,117	$266,242	$202,998	$209,906
Credit facility	3	$—	$—	$26,000	$26,000
Note payable	3	$—	$—	$2,500	$2,851
The fair value of the mortgage notes payable and note payable are estimated using a discounted cash flow analysis, based on the Advisor's experience with similar types of borrowing arrangements. Advances under the credit facility are considered to be reported at fair value, since its interest rate varies with changes in LIBOR.
Note 9 — Derivatives and Hedging Activities
Risk Management Objective of Using Derivatives
The Company may use derivative financial instruments, including interest rate swaps, caps, collars, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The Company does not intend to utilize derivatives for speculative or other purposes other than interest rate risk management. The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To mitigate this risk, the Company only enters into derivative financial instruments with counterparties with high credit ratings and with major financial institutions with which the Company, and its affiliates, may also have other financial relationships. The Company does not anticipate that any of the counterparties will fail to meet their obligations.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Cash Flow Hedges of Interest Rate Risk
The Company's objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company may use interest rate swaps and collars as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Such derivatives were used to hedge the variable cash flows associated with forecasted variable-rate debt. Interest rate collars designated as cash flow hedges involve the receipt of variable-rate amounts if interest rates rise above the cap strike rate on the contract and payments of variable-rate amounts if interest rates fall below the floor strike rate on the contract.
The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.
Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company's variable-rate debt. During the next 12 months, the Company estimates that an additional $0.2 million will be reclassified from other comprehensive loss as an increase to interest expense.
As of December 31, 2013 and 2012, the Company had the following outstanding interest rate derivatives that were designated as a cash flow hedge of interest rate risk:

	December 31, 2013		December 31, 2012
Interest Rate Derivative	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Interest Rate Swaps	3	$22,266	3	$22,266
The table below presents the fair value of the Company's derivative financial instruments as well as their classification on the balance sheets as of December 31, 2013 and 2012:

(In thousands)	Balance Sheet Location	December 31, 2013	December 31, 2012
Derivatives designated as hedging instruments:
Interest Rate Swaps	Derivatives, at fair value	$(333)	$(643)
Derivatives in Cash Flow Hedging Relationships
The table below details the location in the financial statements of the gain or loss recognized on interest rate derivatives designated as cash flow hedges for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
(In thousands)	2013	2012	2011
Amount of income (loss) recognized in accumulated other comprehensive loss from interest rate derivatives (effective portion)	$62	$(624)	$(246)
Amount of loss reclassified from accumulated other comprehensive loss into income as interest expense (effective portion)	$(248)	$(227)	$—
Amount of gain (loss) recognized in income on derivative instruments (ineffective portion and amount excluded from effectiveness testing)	$—	$—	$—

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Offsetting Derivatives
The table below presents a gross presentation, the effects of offsetting, and a net presentation of the Company's derivatives as of December 31, 2013 and 2012. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The table below provides the location that the fair value of derivative assets and liabilities are presented on the accompanying consolidated balance sheets:

				Gross Amounts Not Offset on the Balance Sheet
Derivatives (In thousands)	Gross Amounts of Recognized Liabilities	Gross Amounts Offset on the Balance Sheet	Net Amounts of Liabilities presented on the Balance Sheet	Financial Instruments	Cash Collateral Posted	Net Amount
December 31, 2013	$(333)	$—	$(333)	$—	$—	$(333)
December 31, 2012	$(643)	$—	$(643)	$—	$—	$(643)
Derivatives Not Designated as Hedges
Derivatives not designated as hedges are not speculative. These derivatives may be used to manage the Company's exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements to be classified as hedging instruments. The Company does not have any hedging instruments that do not qualify for hedge accounting.
Credit-risk-related Contingent Features
The Company has an agreement with its derivative counterparty that contains a provision where if the Company either defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligation.
As of December 31, 2013, the fair value of derivatives in a liability position related to these agreements, including accrued interest, but excluding any adjustment for nonperformance risk related to these agreements, was $0.4 million. As of December 31, 2013, the Company has not posted any collateral related to these agreements and was not in breach of any agreement provisions. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreement at its aggregate termination value of $0.4 million at December 31, 2013.
Note 10 — Common Stock
As of December 31, 2013 and 2012, the Company had 180.5 million and 55.6 million shares of common stock outstanding, including DRIP issuances, from total proceeds of $1.8 billion and $553.0 million, respectively.
On December 10, 2011, the board of directors authorized, and the Company declared, its current distribution rate, which is calculated based on stockholders of record each day during the applicable period, at a rate of $0.0018630137 per day or $0.68 annually per share of common stock beginning January 1, 2012. The Company's distributions are payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. Distribution payments are dependent on the availability of funds. The board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Note 11 — Commitments and Contingencies
Future Minimum Lease Payments
The Company entered into lease agreements related to certain acquisitions under leasehold interests arrangements. The following table reflects the minimum base cash rental payments due from the Company over the next five years and thereafter.  These amounts exclude contingent rent payments, as applicable, that may be payable based on provisions related to increases in annual rent based on exceeding certain economic indexes among other items.

(In thousands)	Future Minimum Base Cash Rental Payments Due
2014	$613
2015	620
2016	626
2017	633
2018	656
Thereafter	23,109
$26,257
Purchase Commitments
In July 2013, the Company entered into a construction advance agreement and purchase and sale agreement to initially fund the construction of, and subsequently purchase upon construction completion and rent commencement, a medical office building in Kenosha, Wisconsin for $24.5 million. As of December 31, 2013, the Company has funded $1.7 million and $11.1 million for the land and construction in progress, respectively.
Litigation
In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company or its properties.
Environmental Matters
In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. As of December 31, 2013, the Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.
Property Damages
On October 20, 2013, an electrical transformer malfunctioned at the Company's Michiana Oncology property located in Mishiwaka, Indiana, resulting in significant electrical damage within a portion of the building. The tenant completed the work necessary to repair the damage in December 2013. The tenant's property and other insurance absorbed the cost of fixing the damage. The Company does not expect any insurance or legal claims to arise from this incident. The tenant remained current with their rental obligations, and no loss of revenue was incurred by the Company.
Note 12 — Related Party Transactions and Arrangements
American Realty Capital Healthcare Special Limited Partnership, LLC, an entity wholly owned by the Sponsor, owned 20,000 shares of the Company's outstanding common stock as of December 31, 2013 and 2012.
Fees Paid in Connection with the IPO
The Dealer Manager was entitled to receive fees and compensation in connection with the sale of the Company's common stock in the IPO. The Dealer Manager received a selling commission of up to 7.0% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, the Dealer Manager received up to 3.0% of the gross proceeds, from the sale of common stock, before reallowance to participating broker-deals, as a dealer-manager fee. The

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Dealer Manager was permitted to reallow its dealer-manager fee to such participating broker-dealers, based on such factors as the volume of shares sold by respective participating broker-dealers and marketing support incurred as compared to those of other participating broker-dealers. The following table details total selling commissions and dealer manager fees incurred from and due to the Dealer Manager as of and for the periods presented:

	Year Ended December 31,			Payable as of December 31,
(In thousands)	2013	2012	2011	2013	2012
Total commissions and fees from the Dealer Manager (1)	$117,343	$47,412	$6,733	$(18)	$625
_________________

(1)	Includes reimbursements received for selling commissions and dealer manager fees as a result of share purchase cancellations related to common stock sales prior to the close of the IPO.
The Advisor and its affiliates received compensation and reimbursement for services relating to the IPO. Effective March 1, 2013, the Company utilized transfer agent services provided by an affiliate of the Dealer Manager. All offering costs incurred by the Company, or its affiliated entities, on behalf of the Company were charged to additional paid-in capital on the accompanying consolidated balance sheets during the IPO. The following table details offering costs and reimbursements incurred from and due to the Advisor and Dealer Manager as of and for the periods presented:

	Year Ended December 31,			Payable as of December 31,
(In thousands)	2013	2012	2011	2013	2012
Fees and expense reimbursements from the Advisor and Dealer Manager	$1,901	$13,717	$2,997	$—	$73
The Company was responsible for offering and related costs from the IPO, excluding selling commissions and dealer manager fees, up to a maximum of 1.5% of gross proceeds received from the IPO, measured at the end of the IPO. Offering costs in excess of the 1.5% cap as of the end of the IPO were to be the Advisor's responsibility. As of the end of the IPO, offering and related costs, excluding selling commissions and dealer manager fees, did not exceed 1.5% of gross proceeds received from the IPO. In aggregate, offering costs including selling commissions and dealer manager fees are the Company's responsibility up to a maximum of 11.5% of the gross proceeds received from the IPO as determined at the end of our IPO. As of the end of the IPO in April 2013, offering costs were less than 11.5% of the gross proceeds received in the IPO.
Fees Paid in Connection With the Operations of the Company
The Advisor receives an acquisition fee of 1.0% of the contract purchase price of each acquired property and 1.0% of the amount advanced for a loan or other investment and is reimbursed for acquisition costs incurred in the process of acquiring properties, which is expected to be approximately 0.5% of the contract purchase price. In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable with respect to a particular investment exceed 4.5% of the contract purchase price. Once the proceeds from the IPO have been fully invested, the aggregate amount of acquisition fees and financing coordination fees (as described below) shall not exceed 1.5% of the contract purchase price and the amount advanced for a loan or other investment, as applicable for all the assets acquired.
If the Advisor provides services in connection with the origination or refinancing of any debt that the Company obtains and uses to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay the Advisor a financing coordination fee equal to 1.0% of the amount available and/or outstanding under such financing, subject to certain limitations.
In connection with providing strategic advisory services related to certain portfolio acquisitions, the Company has entered into arrangements in which the investment banking division of the Dealer Manager receives a transaction fee of 0.25% of the Transaction Value for such portfolio acquisition transactions. Pursuant to such arrangements to date, the Transaction Value has been defined as: (i) the value of the consideration paid or to be paid for all the equity securities or assets in connection with the sale transaction or acquisition transaction (including consideration payable with respect to convertible or exchangeable securities and option, warrants or other exercisable securities and including dividends or distributions and equity security

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

repurchases made in anticipation of or in connection with the sale transaction or acquisition transaction), or the implied value for all the equity securities or assets of the Company or acquisition target, as applicable, if a partial sale or purchase is undertaken, plus (ii) the aggregate value of any debt, capital lease and preferred equity security obligations (whether consolidated, off-balance sheet or otherwise) of the Company or acquisition target, as applicable, outstanding at the closing of the sale transaction or acquisition transaction), plus (iii) the amount of any fees, expenses and promote paid by the buyer(s) on behalf of the Company or the acquisition target, as applicable. Should the Dealer Manager provide strategic advisory services related to additional portfolio acquisition transactions, the Company will enter into new arrangements with the Dealer Manager on such terms as may be agreed upon between the two parties.
Until October 1, 2012, the Company paid the Advisor a fee of 0.75% per annum of average invested assets to provide asset management services.  Average invested assets is defined as the average of the aggregate book value of assets invested, directly or indirectly, in properties, mortgage loans and other debt financing investments and other real estate-related investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves. However, the asset management fee was reduced by any amounts payable to the Property Manager as an oversight fee (as described below), such that the aggregate of the asset management fee and the oversight fee did not exceed 0.75% per annum of average invested assets. Such asset management fee was payable on a monthly basis, at the discretion of the Company's board, in cash, common stock or restricted stock grants, or any combination thereof.  The asset management fee was reduced to the extent, if any, that the Company's funds from operations, as adjusted, during the six months ending on the last calendar quarter immediately preceding the date the asset management fee was payable was less than the distributions declared with respect to such six month period.
Effective October 1, 2012, the payment of asset management fees in monthly installments in cash, shares or restricted stock grants, or any combination thereof to the Advisor was eliminated. Instead the Company issues (subject to periodic approval by the board of directors) to the Advisor performance-based restricted partnership units of the OP designated as "Class B units," which are intended to be profit interests and will vest, and no longer be subject to forfeiture, at such time as: (x) the value of the OP's assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6% cumulative, pre-tax, non-compounded annual return thereon (the "economic hurdle"); (y) any one of the following occurs: (1) the termination of the advisory agreement by an affirmative vote of a majority of the Company's independent directors without cause; (2) a listing; or (3) another liquidity event; and (z) the Advisor is still providing advisory services to the Company (the "performance condition"). Such Class B units will be forfeited immediately if: (a) the advisory agreement is terminated other than by an affirmative vote of a majority of the Company's independent directors without cause; or (b) the advisory agreement is terminated by an affirmative vote of a majority of the Company's independent directors without cause before the economic hurdle has been met.
The calculation of the asset management fees has also been revised to pay a fee equal to: (i) the excess of (A) the product of (y) the cost of assets multiplied by (z) 0.1875% over (B) any amounts payable as an oversight fee (as described below) for such calendar quarter; divided by (ii) the value of one share of common stock as of the last day of such calendar quarter. When and if approved by the board of directors, the Class B units are expected to be issued to the Advisor quarterly in arrears pursuant to the terms of the limited partnership agreement of the OP. As of December 31, 2013, the Company cannot determine the probability of achieving the performance condition. The value of issued Class B units will be determined and expensed when the Company deems the achievement of the performance condition to be probable. The Advisor receives distributions on unvested Class B units equal to the distribution rate received on the Company's common stock. Such distributions on issued Class B units are included in general and administrative expenses in the consolidated statement of operations and comprehensive loss until the performance condition is considered probable to occur. During the year ended December 31, 2013, the board of directors approved the issuance of 709,180 Class B Units to the Advisor in connection with this arrangement. There were no such Class B Units issued as of December 31, 2012.
Unless the Company contracts with a third party, the Company will pay the Property Manager a property management fee of up to 1.5% of gross revenues from the Company's stand-alone single-tenant net leased properties and up to 2.5% of gross revenues from all other types of properties, respectively, plus market-based leasing commission applicable to the geographic location of each property.  The Company will also reimburse the affiliate for property level expenses. If the Company contracts directly with third parties for such services, the Company will pay them customary market fees and will pay the Property Manager an oversight fee of up to 1.0% of the gross revenues of the property managed. In no event will the Company pay the Property Manager or any affiliate both a property management fee and an oversight fee with respect to any particular property.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Effective March 1, 2013, the Company entered into an agreement with the Dealer Manager to provide strategic advisory and investment banking services required in the ordinary course of the Company's business, such as performing financial analysis, evaluating publicly traded comparable companies and assisting in developing a portfolio composition strategy, a capitalization structure to optimize future liquidity options and structuring operations. Strategic advisory fees were amortized over the term of the IPO and included in acquisition and transaction related costs on the consolidated statement of operations and comprehensive loss. The Dealer Manager and its affiliates also provide transfer agency services, as well as transaction management and other professional services. These fees are also included in general and administrative expenses on the consolidated statement of operations and comprehensive loss during the period the service was provided.
The following table details amounts incurred, forgiven and payable to related parties in connection with the Company's operations-related services described above as of and for the periods presented:

	Year Ended December 31,
	2013		2012		2011		Payable as of December 31,
(In thousands)	Incurred	Forgiven	Incurred	Forgiven	Incurred	Forgiven	2013	2012
One-time fees and reimbursements:
Acquisition fees and related cost reimbursements, net(1)	$5,909	$—	$7,851	$—	$2,699	$—	$—	$143
Transaction fee	306	—	—	—	—	—	—	—
Financing coordination fees	8,166	—	2,882	—	1,279	—	—	—
Other expense reimbursements	—	—	149	—	—	—	—	—
Ongoing fees:
Asset management fees(2)	—	—	987	597	—	154	—	—
Property management	—	1,394	—	446	—	39	—	—
Transfer agent and other professional fees	1,475	—	—	—	—	—	235	—
Strategic advisory fees	920	—	—	—	—	—	—	—
Distributions on Class B Units	220	—	—	—	—	—	—	—
Total related party operation fees and reimbursements	$16,996	$1,394	$11,869	$1,043	$3,978	$193	$235	$143
_________________
(1) During the year ended December 31, 2013, the Advisor reimbursed the Company $4.7 million for acquisition expenses and legal reimbursements incurred.
(2) Effective October 1, 2012, the Company issues (subject to approval by the board of directors) to the Advisor restricted performance based Class B units for asset management services, which will be forfeited immediately if certain conditions occur.
The Company will reimburse the Advisor's costs of providing administrative services, subject to the limitation that it will not reimburse the Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2% of average invested assets, or (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, the Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or real estate commissions. No reimbursement was incurred from the Advisor for providing administrative services for the years ended December 31, 2013, 2012 or 2011.
In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor and the Property Manager agreed to waive certain fees including asset management and property management fees. Because the Advisor and the Property Manager waived certain fees, cash flows from operations that would have been paid to the Advisor and the Property Manager were available to pay distributions to stockholders.  The fees that were forgiven are not deferrals and accordingly, will not be paid to the Advisor or the Property Manager in any subsequent periods. In certain instances, to improve the Company's working capital, the Advisor may elect to absorb a portion of the Company's general and administrative costs. For the years ended December 31, 2013 and 2012, the Advisor absorbed $0.3 million and $0.2 million of the Company's general and administrative costs. There were no general and administrative costs absorbed by the Advisor during the year ended December 31, 2011. These costs are presented net in the accompanying consolidated statements of operations and

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

comprehensive loss. The Company did not have a receivable due from the Advisor related to the absorbed general and administrative costs as of December 31, 2013 and 2011. As of December 31, 2012, the Company had a receivable of $0.2 million due from the Advisor related to absorbed general and administrative costs as presented on the accompanying consolidated balance sheets.
As the Company's real estate portfolio matures, the Company expects cash flows from operations (reported in accordance with GAAP) to cover a more significant portion of distributions and over time to cover the entire distribution. As the cash flows from operations become more significant, the Advisor and/or the Property Manager may discontinue their past practice of forgiving fees and may charge the full fees owed to them in accordance with the Company's agreements with such parties.
Fees Paid in Connection with the Liquidation or Listing of the Company's Real Estate Assets
In December 2013, the Company entered into a transaction management agreement with RCS Advisory Services, LLC, an entity owned by the Dealer Manager, to provide strategic alternatives transaction management services through the occurrence of a liquidity event and a-la-carte services thereafter. The Company agreed to pay $3.0 million pursuant to this agreement. As of December 31, 2013, the Company has incurred an aggregate of $1.5 million of expenses pursuant to this agreement, which includes amounts for services provided as of that date, and is included in acquisition and transaction related costs on the consolidated statement of operations and comprehensive loss and in accounts payable and accrued expenses on the accompanying consolidated balance sheet.
In December 2013, the Company entered into an information agent and advisory services agreement with Realty Capital Securities and American National Stock Transfer, entities owned by the Dealer Manager, to provide in connection with a liquidity event, advisory services, educational services to external and internal wholesalers, communication support as well as proxy, tender offer or redemption and solicitation services. The Company agreed to pay $1.9 million pursuant to this agreement. As of December 31, 2013, the Company has incurred an aggregate of $0.6 million of expenses pursuant to this agreement, which includes amounts for services provided as of that date, and is included in acquisition and transaction related costs on the accompanying consolidated statement of operations and comprehensive loss and in accounts payable and accrued expenses on the accompanying consolidated balance sheet.
The investment banking division of the Dealer Manager provides the Company with strategic and financial advice and assistance in connection with (i) a possible sale transaction involving the Company (ii) the possible listing of the Company's securities on a national securities exchange, and (iii) a possible acquisition transaction involving the Company. The Dealer Manager will receive a listing advisory fee equal to the greatest of (i) an amount equal to 0.25% of Transaction Value (as defined above), (ii) $1.0 million and (iii) the highest fee payable to any co-bookrunner (or comparable person) in connection with the listing. If one of the above events does not occur, the Dealer Manager will receive a base advisory services fee of $1.0 million on the earlier of (a) the date the Dealer Manager resigns or is terminated for cause and (b) 18 months from the date of any other termination of this agreement by the Company. No such amounts were incurred during years ended December 31, 2013, 2012 or 2011.
The Company will pay a brokerage commission on the sale of property, not to exceed the lesser of 2.0% of the contract sale price of the property and 50.0% of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6.0% of the contract sales price and a reasonable, customary and competitive real estate commission, in light of the size, type and location of the property, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors. No such fees were incurred during the years ended December 31, 2013, 2012 or 2011.
The Company will pay a subordinated participation in the net sales proceeds of the sale of real estate assets of 15.0% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of an annual 6.0% cumulative, pre-tax non-compounded return on the capital contributed by investors.  The Company cannot assure that it will provide this 6.0% return, but the Advisor will not be entitled to the subordinated participation in net sale proceeds unless the Company's investors have received a 6% cumulative non-compounded return on their capital contributions. No such amounts were incurred during the years ended December 31, 2013, 2012 or 2011.
If the Company is listed on an exchange, the Company will pay a subordinated incentive listing distribution of 15.0% of the amount by which the sum of the adjusted market value of real estate assets plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax non-compounded annual return to investors.  The

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Company cannot assure that it will provide this 6.0% return, but the Advisor will not be entitled to the subordinated incentive listing fee unless investors have received a 6.0% cumulative, pre-tax non-compounded return on their capital contributions. No such amounts were incurred during years ended December 31, 2013, 2012, or 2011. Neither the Advisor nor any of its affiliates can earn both the subordination participation in the net proceeds and the subordinated incentive listing distribution. The subordinated incentive listing distribution will be paid in the form of a non-interest bearing promissory note that will be repaid from the net sale proceeds of each sale of a property, loan or other investment after the date of the listing.
Upon termination or non-renewal of the advisory agreement, the Advisor will receive distributions from the Company payable in the form of a non-interest bearing promissory note. In addition, the Advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.
Note 13 — Economic Dependency
Under various agreements, the Company has engaged or will engage the Advisor and its affiliates and entities under common ownership with our Advisor, to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, transfer agency services, as well as other administrative responsibilities for the Company including accounting services, transaction management services and investor relations.
As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.
Note 14 — Share-Based Compensation
Stock Option Plan
The Company has a stock option plan (the "Plan") which authorizes the grant of nonqualified stock options to the Company's independent directors, officers, advisors, consultants and other personnel subject to the absolute discretion of the board of directors and the applicable limitations of the Plan. The exercise price for all stock options granted under the Plan is fixed at $10.00 per share. Once the Company begins calculating a fair market value of the common stock, the exercise price for stock options granted to the independent directors will be equal to the fair market value of a share on the last business day preceding the annual meeting of stockholders. A total of 0.5 million shares have been authorized and reserved for issuance under the Plan. As of December 31, 2013 and 2012, no stock options were issued under the Plan.
Restricted Share Plan
The Company has an employee and director incentive restricted share plan (the "RSP"), which provides for the automatic grant of 3,000 restricted shares of common stock to each of the independent directors, without any further action by the Company's board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder's meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum. The RSP provides the Company with the ability to grant awards of restricted shares to the Company's directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company. The total number of common shares granted under the RSP shall not exceed 5.0% of the Company's shares of common stock on a fully diluted basis at any time, and in any event will not exceed 7.5 million shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Restricted share awards entitle the recipient to receive shares of common stock from the Company under terms that provide for vesting over a specified period of time. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient's employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of common stock shall be subject to the same restrictions as the underlying restricted shares. The following table reflects restricted share award activity for the years ended December 31, 2013, 2012, and 2011:

	Number of Common Shares	Weighted-Average Issue Price
Unvested, January 1, 2011	—	$—
Granted	9,000	10.00
Unvested, December 31, 2011	9,000	10.00
Granted	12,000	9.25
Vested	(1,800)	10.00
Forfeitures	(2,400)	10.00
Unvested, December 31, 2012	16,800	9.46
Granted	12,000	9.00
Vested	(10,800)	9.28
Unvested, December 31, 2013	18,000	$9.23
As of December 31, 2013, the Company had $0.1 million of unrecognized compensation cost related to unvested restricted share awards granted under the Company's RSP. That cost is expected to be recognized over a weighted average period of 3.9 years.
The fair value of the restricted shares, based on the price per share in the IPO, excluding commissions, is being expensed over the vesting period of five years. Compensation expense related to restricted stock was $0.1 million, $27,000 and $16,000 for the years ended December 31, 2013, 2012 and 2011, respectively.
Other Share-Based Compensation
The Company may issue common stock in lieu of cash to pay fees earned by the Company's directors at the respective director's election. There are no restrictions on the shares issued. The following table reflects the shares of common stock issued to directors in lieu of cash compensation for the years ended December 31, 2013, 2012, and 2011:

	Year Ended December 31,
	2013	2012	2011
Shares issued in lieu of cash	1,667	10,972	4,556
Value of shares issued in lieu of cash (in thousands)	$15	$99	$41
Note 15 — Net Loss Per Share
The following is a summary of the basic and diluted net loss per share computation for the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
	2013	2012	2011
Net loss attributable to stockholders (in thousands)	$(22,230)	$(10,635)	$(4,085)
Basic and diluted weighted average common shares outstanding	151,683,551	25,008,063	1,649,649
Basic and diluted net loss per share attributable to stockholders	$(0.15)	$(0.43)	$(2.48)

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The Company had the following common share equivalents as of December 31, 2013, 2012 and 2011, which were excluded from the calculation of diluted loss per share attributable to stockholders as the effect would have been antidilutive:

	December 31,
	2013	2012	2011
Unvested restricted stock	18,000	16,800	9,000
OP Units	202	202	202
Class B Units	709,180	—	—
Total common share equivalents	727,382	17,002	9,202
Note 16 — Non-Controlling Interests
The Company is the sole general partner and holds a majority of all of the units of limited partner interests in the OP ("OP Units"). As of December 31, 2013 and 2012, the Advisor, a limited partner, held 202 OP Units, which represents a nominal percentage of the aggregate OP ownership. A holder of OP Units has the right to convert OP Units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of common stock of the Company, in accordance with the limited partnership agreement of the OP. The remaining rights of the holders of OP Units are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP's assets.
The Company has investment arrangements with unaffiliated third parties whereby such investors receive an ownership interest in certain of the Company's property-owning subsidiaries and are entitled to receive a proportionate share of the net operating cash flow derived from the subsidiaries' property. Upon disposition of a property subject to non-controlling interest, the investor will receive a proportionate share of the net proceeds from the sale of the property. The investor has no recourse to any other assets of the Company. Due to the nature of the Company's involvement with each of the arrangements described in the table below and the significance of its investment in relation to the investment of the third parties, the Company has determined that it controls each entity in each of these arrangements and therefore the entities related to these arrangements are consolidated within the Company's financial statements. A non-controlling interest is recorded for each investors' ownership interest in the property.
The following table summarizes the activity related to investment arrangements with unaffiliated third parties:

				As of December 31, 2013		As of December 31, 2012		Distributions
		Net Investment	Non-Controlling Ownership	Net Real Estate Assets Subject to	Mortgage Payables Subject to	Net Real Estate Assets Subject to	Mortgage Payables Subject to	Year Ended December 31,
Property Name (Dollar amounts in thousands)	Investment Date	Amount as of December 31, 2013	Percentage as of December 31, 2013	Investment Arrangement	Investment Arrangement	Investment Arrangement	Investment Arrangement	2013	2012
Reliant Rehabilitation - Dallas, TX	Nov. 2011	$2,000	20%	$31,735	$24,850	$32,981	$24,850	$162	$166
Odessa Regional MOB - Odessa, TX (1)	Dec. 2011	—	—%	—	—	7,036	4,047	7	—
Methodist North MOB - Peoria, IL (1)	Dec. 2011	—	—%	—	—	23,795	13,544	24	—
University of Wisconsin Health MOB - Monona, WI	Mar. 2012	2,300	25%	8,739	5,039	8,993	5,039	187	195
Total		$4,300		$40,474	$29,889	$72,805	$47,480	$380	$361
_________________
(1) During the year ended December 31, 2013, the Company fully redeemed the third parties' interest in Odessa Regional MOB and Methodist North MOB for an aggregate of $0.1 million.
Note 17 — Segment Reporting
During the years ended December 31, 2013 and 2012, the Company operated in three reportable business segments for management and internal financial reporting purposes: medical office buildings and outpatient facilities; seniors housing communities; and hospitals, post-acute care and other facilities. The Company did not own any seniors housing communities and therefore, operated in two reportable business segments during the year ended December 31, 2011.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

These operating segments are the segments of the Company for which separate financial information is available and for which segment results are evaluated in deciding how to allocate resources and in assessing performance. The medical office buildings and outpatient facilities segment primarily consists of investing in medical office buildings and leasing those properties to healthcare-related tenants under long-term leases, which may require such tenants to pay property-related expenses. The seniors housing communities segment primarily consists of investments in seniors housing communities located in the United States which we lease or engage independent third-party managers. The hospital, post-acute care and other facilities primarily consists of investments in hospitals and inpatient rehabilitation facilities under long-term leases, which require such tenants to pay property-related expenses. The Company evaluates performance of the combined properties in each segment based on net operating income. Net operating income is defined as total revenues less property operating and maintenance expenses. There are no intersegment sales or transfers. The Company uses net operating income to evaluate the operating performance of real estate investments and to make decisions concerning the operation of the property. The Company believes that net operating income is useful to investors in understanding the value of income-producing real estate. Net income is the GAAP measure that is most directly comparable to net operating income; however, net operating income should not be considered as an alternative to net income as the primary indicator of operating performance as it excludes certain items such as operating fees to affiliates, acquisition and transaction related expenses, general and administrative expenses, depreciation and amortization expense and interest expense. Additionally, net operating income as defined by the Company may not be comparable to net operating income as defined by other REITs or companies.
The following tables reconcile the segment activity to consolidated net income for the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31, 2013
(In thousands)	Medical Office Buildings and Outpatient Facilities	Seniors Housing Communities	Hospitals, Post-Acute Care and Other Facilities	Consolidated
Revenues:
Rental income	$45,917	$41,890	$19,947	$107,754
Operating expense reimbursements	8,352	—	2,796	11,148
Resident services and fee income	—	6,451	—	6,451
Total revenues	54,269	48,341	22,743	125,353

Property operating and maintenance	10,235	33,152	3,278	46,665
Net operating income	$44,034	$15,189	$19,465	78,688
Operating fees to affiliate				—
Acquisition and transaction related				13,606
General and administrative				4,613
Depreciation and amortization				67,456
Interest expense				15,843
Income from investments				(869)
Other income				(89)
Loss on sale of investment securities				300
Net loss attributable to non-controlling interests				58
Net loss attributable to stockholders				$(22,230)

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

	Year Ended December 31, 2012
(In thousands)	Medical Office Buildings and Outpatient Facilities	Seniors Housing Communities	Hospitals, Post-Acute Care and Other Facilities	Consolidated
Revenues:
Rental income	$15,839	$1,740	$12,800	$30,379
Operating expense reimbursements	2,520	—	2,674	5,194
Resident services and fee income	—	165	—	165
Total revenues	18,359	1,905	15,474	35,738

Property operating and maintenance	2,734	1,101	2,729	6,564
Net operating income	$15,625	$804	$12,745	29,174
Operating fees to affiliate				987
Acquisition and transaction related				9,433
General and administrative				905
Depreciation and amortization				19,320
Interest expense				9,184
Income from investments				—
Other income				(18)
Loss on sale of investment securities				—
Net loss attributable to non-controlling interests				(2)
Net loss attributable to stockholders				$(10,635)

	Year Ended December 31, 2011
(In thousands)	Medical Office Buildings and Outpatient Facilities	Seniors Housing Communities	Hospitals, Post-Acute Care and Other Facilities	Consolidated
Revenues:
Rental income	$1,086	$—	$1,475	$2,561
Operating expense reimbursements	173	—	580	753
Resident services and fee income	—	—	—	—
Total revenues	1,259	—	2,055	3,314

Property operating and maintenance	280	—	583	863
Net operating income	$979	$—	$1,472	2,451
Operating fees to affiliate				—
Acquisition and transaction related				3,415
General and administrative				429
Depreciation and amortization				1,535
Interest expense				1,191
Income from investments				—
Other income				(2)
Loss on sale of investment securities				—
Net loss attributable to non-controlling interests				(32)
Net loss attributable to stockholders				$(4,085)

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The following table reconciles the segment activity to consolidated total assets as of December 31, 2013 and 2012:

	December 31,	December 31,
(In thousands)	2013	2012
Assets
Investments in real estate:
Medical office buildings and outpatient facilities	$779,228	$407,062
Seniors housing communities	442,863	85,249
Hospitals, post-acute care and other facilities	354,512	164,016
Total reportable segments, net	1,576,603	656,327
Cash	103,447	13,869
Restricted cash	1,381	127
Investment securities, at fair value	14,670	—
Receivable for sale of common stock	—	6,943
Prepaid expenses and other assets	17,431	5,826
Due from affiliate	—	190
Deferred costs, net	21,041	7,386
Total assets	$1,734,573	$690,668
Note 18 – Quarterly Results (Unaudited)
Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2013, 2012 and 2011:

	Quarters Ended
(In thousands, except for share amounts)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Total revenues	$18,678	$23,937	$34,147	$48,591
Net loss attributable to stockholders	$(3,606)	$(3,258)	$(5,475)	$(9,891)
Basic and diluted weighted average common shares outstanding	77,029,025	170,124,871	178,231,121	179,929,602
Basic and diluted net loss per share attributable to stockholders	$(0.05)	$(0.02)	$(0.03)	$(0.05)

	Quarters Ended
(In thousands, except for share amounts)	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Total revenues	$4,707	$6,875	$10,194	$13,962
Net loss attributable to stockholders	$(1,424)	$(3,456)	$(2,061)	$(3,694)
Basic and diluted weighted average common shares outstanding	9,742,753	18,017,661	28,039,574	43,990,171
Basic and diluted net loss per share attributable to stockholders	$(0.15)	$(0.19)	$(0.07)	$(0.08)

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

	Quarters Ended
(In thousands, except for share amounts)	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Total revenues	$—	$12	$436	$2,866
Net loss attributable to stockholders	$(35)	$(277)	$(1,118)	$(2,655)
Basic and diluted weighted average common shares outstanding	20,000	230,133	1,510,422	4,787,183
Basic and diluted net loss per share attributable to stockholders	NM	$(1.20)	$(0.74)	$(0.55)
_________________
NM - Not Meaningful
Note 19 — Subsequent Events
The Company has evaluated subsequent events through the filing of this Annual Report on Form 10-K, and determined that there have not been any events that have occurred that would require adjustments to disclosures in the consolidated financial statements except for the following transactions:
Acquisitions
The following table presents certain information about the properties that the Company acquired from January 1, 2014 to February 26, 2014:

	Number of Properties	Rentable Square Feet	Base Purchase Price (1)
			(In thousands)
Total portfolio as of December 31, 2013	114	5,830,271	$1,642,593
Acquisitions	6	393,264	129,525
Total portfolio as of February 26, 2014	120	6,223,535	$1,772,118
_________________
(1)    Contract purchase price, excluding acquisition related costs.

American Realty Capital Healthcare Trust, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2013
(dollar amounts in thousands)

					Initial Costs		Subsequent to Acquisition
Property	State	Acquisition Date		Encumbrances at December 31, 2013	Land	Building and Improvements	Building and Improvements	Gross Amount at December 31, 2013 (1) (2)		Accumulated Depreciation (3) (4)
Texarkana ASC - Texarkana	TX	6/21/2011		$2,143	$786	$3,143	$—	$3,929		$468
DaVita Dialysis - Marked Tree	AR	6/30/2011	(5)	—	64	1,219	—	1,283		180
DaVita Dialysis - Rockford	IL	7/25/2011	(5)	—	—	1,797	—	1,797		204
Carson Tahoe Specialty Medical Center - Carson City	NV	9/19/2011		21,751	2,205	22,934	—	25,139		3,349
Durango Medical Plaza - Las Vegas	NV	9/19/2011		17,172	2,389	16,065	56	18,428	(6)	2,604
CareMeridian Rehabilitation - Phoenix	AZ	9/15/2011		6,936	804	7,236	—	8,040		923
Reliant Rehabilitation - Dallas	TX	11/22/2011		24,850	1,422	27,024	—	28,446		3,190
Select Rehabilitation - San Antonio	TX	11/22/2011		12,714	1,447	13,027	—	14,474		1,538
Spring Creek Medical Plaza - Tomball	TX	11/22/2011		7,477	705	7,314	1	7,490	(6)	875
Odessa Regional MOB- Odessa	TX	12/19/2011		4,047	—	6,463	—	6,463		797
Methodist North MOB - Peoria	IL	12/19/2011		13,544	—	21,917	—	21,917		2,131
Cooper Health MOB I - Willingboro	NJ	12/29/2011	(5)	—	394	2,455	62	2,911		288
Village Healthcare Center - Santa Ana	CA	1/13/2012		1,906	1,584	2,376	—	3,960		269
BioLife Sciences Building - Denton	TX	1/20/2012	(5)	—	1,027	4,109	—	5,136		370
University of Wisconsin Health MOB - Monona	WI	3/6/2012		5,039	816	7,344	—	8,160		628
Carson Tahoe MOB West - Carson City	NV	3/8/2012		4,675	—	7,111	—	7,111		823
Henry Ford Dialysis Center - Southfield	MI	3/15/2012	(5)	—	126	2,402	—	2,528		207
Sisters of Mercy Building - Springfield	MO	4/10/2012		5,500	490	9,311	—	9,801		760
East Pointe Medical Plaza - Lehigh Acres	FL	4/18/2012		5,260	473	8,980	—	9,453		698
DaVita Dialysis - Paoli	IN	5/4/2012	(5)	—	167	1,503	—	1,670		118
Reliant Rehabilitation - Houston	TX	5/9/2012		13,437	1,330	25,262	—	26,592		2,386
PAPP Clinic - Newnan	GA	5/14/2012	(5)	—	955	3,821	65	4,841		297
Unitron Hearing Building - Plymouth	MN	5/15/2012		4,000	822	7,394	—	8,216		656
Cooper Health MOB II - Willingboro	NJ	5/22/2012	(5)	—	158	3,923	—	4,081		368
Fresenius Medical - Metairie	LA	5/23/2012	(5)	—	660	2,642	—	3,302		197
Sunnyvale Medical Plaza - Sunnyvale	TX	5/31/2012	(5)	—	951	10,290	—	11,241		1,053
Texas Clinic at Arlington - Arlington	TX	5/31/2012	(5)	—	2,689	16,833	143	19,665		1,559
Pinnacle Health - Harrisburg	PA	6/12/2012	(5)	—	485	10,797	—	11,282		1,028
Cancer Care Partners - Mishawaka	IN	6/15/2012	(5)	—	1,188	22,578	—	23,766		1,668
Aurora Health Care - Hartford	WI	7/26/2012		19,120	2,295	20,659	—	22,954		1,366
Aurora Health Care - Neenah	WI	7/26/2012		7,840	470	8,932	—	9,402		591
Aurora Health Care - Two Rivers	WI	7/26/2012		22,640	1,359	25,816	—	27,175		1,707
Baylor Institute for Rehabilitation - Fort Worth	TX	8/22/2012	(5)	—	1,413	12,720	—	14,133		961
Bronson Lakeview - Paw Paw	MI	9/27/2012	(5)	—	1,362	25,871	—	27,233		1,509

American Realty Capital Healthcare Trust, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2013
(dollar amounts in thousands)

					Initial Costs		Subsequent to Acquisition
Property	State	Acquisition Date		Encumbrances at December 31, 2013	Land	Building and Improvements	Building and Improvements	Gross Amount at December 31, 2013 (1) (2)	Accumulated Depreciation (3) (4)
Benton Village - Palm Coast	FL	11/21/2012	(5)	—	1,053	15,446	—	16,499	607
Benton House - Douglasville	GA	11/21/2012	(5)	—	1,201	13,104	—	14,305	519
Benton Village - Stockbridge	GA	11/21/2012	(5)	—	1,770	14,303	20	16,093	592
Benton House - Sugar Hill	GA	11/21/2012	(5)	—	1,337	14,216	—	15,553	566
Benton House - Newnan	GA	12/4/2012	(5)	—	1,023	18,505	—	19,528	659
Advocate Beverly Center - Chicago	IL	11/28/2012	(5)	—	1,971	12,451	—	14,422	700
Rush Copley POB I - Aurora	IL	11/29/2012	(5)	—	—	23,236	—	23,236	1,331
CareMeridian Rehabilitation - La Mesa	CA	12/14/2012	(5)	—	1,313	3,938	—	5,251	242
Wellmont Blue Ridge MOB - Bristol	TN	12/27/2012	(5)	—	218	4,143	—	4,361	193
Albany Medical Center MOB - Albany	NY	12/28/2012	(5)	—	3,693	9,534	—	13,227	507
Michiana Oncology - Mishawaka	IN	12/28/2012	(5)	—	1,794	17,137	—	18,931	810
Metro Health - Wyoming	MI	12/28/2012	(5)	—	826	4,682	—	5,508	218
Rush Copley POB II - Aurora	IL	12/28/2012	(5)	—	—	23,553	—	23,553	1,398
North Valley Orthopedic Surgery Center - Phoenix	AZ	12/31/2012	(5)	—	1,174	6,652	—	7,826	310
Scott & White Healthcare - Kingsland	TX	2/21/2013	(5)	—	196	3,733	—	3,929	145
Salem Medical - Woodstown	NJ	3/1/2013	(5)	—	162	3,086	—	3,248	120
Northside East Cobb Medical Campus - Marietta	GA	3/22/2013	(5)	—	764	16,165	196	17,125	863
Rex Wellness Center - Garner	NC	3/27/2013	(5)	—	790	7,110	—	7,900	249
Princeton Village - Clackamas	OR	3/28/2013		3,114	766	5,813	—	6,579	148
Pelican Pointe - Klamath Falls	OR	3/28/2013		12,460	357	19,179	—	19,536	461
Lakeview Terrace - Lake Havasu	AZ	4/3/2013	(5)	—	369	7,009	—	7,378	260
Crystal Lakes Medical Arts - Crystal Lake	IL	4/30/2013	(5)	—	1,577	15,349	—	16,926	555
St. Francis Cancer Center - Midlothian	VA	5/2/2013	(5)	—	—	16,578	—	16,578	707
Advocate Good Shepard - Crystal Lake	IL	5/2/2013	(5)	—	471	6,628	—	7,099	410
Dakota Ridge Medical Center - Littleton	CO	5/2/2013	(5)	—	553	6,332	—	6,885	418
Pheasant Pointe - Molalla	OR	5/3/2013	(5)	—	621	6,627	—	7,248	145
Cedar Village - Salem	OR	5/3/2013	(5)	—	617	10,148	—	10,765	210
Ocean Ridge - Coos Bay	OR	5/3/2013	(5)	—	1,621	11,127	6	12,754	288
Spectrum Health MOB - Wyoming	MI	5/15/2013	(5)	—	1,504	13,538	—	15,042	421
Memorial Hermann MOB - Houston	TX	6/4/2013	(5)	—	602	11,430	—	12,032	311
UC Davis MOB - Folsom	CA	6/17/2013	(5)	—	707	7,553	29	8,289	207
Wyndcrest - Rochester	IL	7/1/2013	(5)	—	276	4,587	—	4,863	76
Fayette MOB - Fayetteville	GA	7/16/2013		6,986	—	15,326	—	15,326	364
Garden House - Anderson	SC	7/26/2013		8,149	520	12,187	—	12,707	170
Arbor Terrace - Athens	GA	7/31/2013	(5)	—	1,265	15,877	33	17,175	196
Arbor Terrace of Cascade - Atlanta	GA	7/31/2013	(5)	—	1,762	6,890	13	8,665	120
Arbor Terrace - Decatur (Land)	GA	7/31/2013		—	1,788	—	—	1,788	—
Arbor Terrace - Largo	FL	7/30/2013	(5)	—	1,052	6,691	2	7,745	102

American Realty Capital Healthcare Trust, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2013
(dollar amounts in thousands)

					Initial Costs		Subsequent to Acquisition
Property	State	Acquisition Date		Encumbrances at December 31, 2013	Land	Building and Improvements	Building and Improvements	Gross Amount at December 31, 2013 (1) (2)	Accumulated Depreciation (3) (4)
Arbor - Terrace of Knoxville	TN	7/31/2013	(5)	—	364	16,292	—	16,656	213
Barrington Terrace - Fort Myers	FL	7/31/2013	(5)	—	1,522	14,359	—	15,881	239
Barrington Terrace - Naples	FL	7/31/2013	(5)	—	1,684	20,181	24	21,889	305
Clearwater Springs - Vancouver	WA	8/1/2013	(5)	—	740	9,799	—	10,539	141
Redwood Heights - Salem	OR	8/1/2013	(5)	—	1,070	10,077	—	11,147	145
Ocean Crest - Coos Bay	OR	8/1/2013	(5)	—	235	3,453	—	3,688	56
Benton House - Covington	GA	8/2/2013		8,121	1,025	12,115	—	13,140	173
Via Christi Clinic - Wichita	KS	8/20/2013		—	705	6,341	—	7,046	99
United Healthcare - Cypress	CA	9/24/2013		—	310	47,879	—	48,189	578
United Healthcare - Indianapolis	IN	9/24/2013		—	4,160	28,037	—	32,197	338
United Healthcare - Onlaska	WI	9/24/2013		—	700	7,268	—	7,968	88
United Healthcare - Wawatosa	WI	9/24/2013		—	4,270	15,274	—	19,544	184
Athens Medical Complex - Athens	GA	9/27/2013		—	1,476	14,402	—	15,878	214
Restora Hospital - Sun City	AZ	9/27/2013		—	860	16,352	—	17,212	232
Restora Hospital - Mesa	AZ	9/27/2013		—	861	16,345	—	17,206	232
West Valley Medical Center - Buckeye	AZ	9/27/2013		—	1,535	6,140	—	7,675	72
Lutheran Medical Arts - Ft. Wayne	IN	9/27/2013		—	—	11,165	—	11,165	162
DuPont Road MOB - Ft. Wayne	IN	9/27/2013		—	—	8,124	46	8,170	121
Crozer-Keystone I - Springfield	PA	9/27/2013		—	2,423	46,043	—	48,466	537
Crozer-Keystone II - Springfield	PA	9/27/2013		—	1,696	9,610	—	11,306	112
Aventura Medical Plaza - Aventura	FL	9/27/2013		—	667	13,875	—	14,542	273
Spartanburg Regional MOB - Spartanburg	SC	9/27/2013		—	—	17,824	—	17,824	231
Virginia Urology Center - Richmond	VA	9/27/2013		—	1,757	15,813	—	17,570	184
St. Peter's Recovery Center - Guilderland	NY	9/27/2013		—	404	7,682	—	8,086	97
Capital Regional MOB - Tallahassee	FL	9/30/2013		—	—	8,210	—	8,210	172
Arbor Terrace - Asheville	NC	10/4/2013		9,497	832	16,080	11	16,923	121
Arbor Terrace - Decatur	GA	10/4/2013		10,970	872	20,491	—	21,363	144
Gardens at Westlake - Westlake	OH	10/31/2013		—	1,591	19,390	—	20,981	99
Baylor Orthopedic & Spine - Arlington	TX	11/5/2013		—	—	23,914	—	23,914	237
Trinity Health Medical Arts - Minot	ND	11/6/2013		—	572	10,867	—	11,439	85
TriSun Care Center - San Antonio	TX	11/21/2013		—	1,044	9,392	—	10,436	44
Allina Health - Elk River	MN	11/25/2013		—	544	5,991	—	6,535	19
Riverdale MOB - Riverdale	GA	12/6/2013		—	438	8,721	—	9,159	36
Wellington ALF - Minot	ND	12/16/2013		—	1,480	8,388	—	9,868	—
Spartanburg ASC - Spartanburg	SC	12/24/2013		—	600	11,398	—	11,998	—
Solana at Cinco Ranch - Katy	TX	12/30/2013		—	2,786	65,340	—	68,126	—
Aurora Healthcare - Kenosha	WI	7/1/2013		—	1,747	—	—	1,747	—

American Realty Capital Healthcare Trust, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2013
(dollar amounts in thousands)

				Initial Costs		Subsequent to Acquisition
Property	State	Acquisition Date	Encumbrances at December 31, 2013	Land	Building and Improvements	Building and Improvements	Gross Amount at December 31, 2013 (1) (2)	Accumulated Depreciation (3) (4)
			$259,348	$107,719	$1,363,763	$707	$1,471,577	$57,347
_________________

(1)	Acquired intangible lease assets allocated to individual properties in the amount of $181.3 million are not reflected in the table above.

(2)	The tax basis of aggregate land, buildings and improvements as of December 31, 2013 is $1.6 billion.

(3)	The accumulated depreciation column excludes $30.0 million of amortization associated with acquired intangible lease assets.

(4)	Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements and five years for fixtures.

(5)	These properties collateralize the credit facility which had no advances outstanding as of December 31, 2013.

(6)	Gross amount is net of tenant improvement write-offs $0.6 million due to early tenant lease terminations.
ALF — Assisted Living Facility
ASC — Ambulatory Surgery Center
MOB — Medical Office Building
POB — Physicians Office Building

American Realty Capital Healthcare Trust, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2013
(dollar amounts in thousands)

A summary of activity for real estate and accumulated depreciation for the years ended December 31, 2013, 2012 and December 31, 2011:

	December 31,
	2013	2012	2011
Real estate investments, at cost:
Balance at beginning of year	$600,494	$140,810	$—
Additions - Acquisitions	871,612	459,765	140,810
Disposals	(529)	(81)	—
Balance at end of the year	$1,471,577	$600,494	$140,810

Accumulated depreciation and amortization:
Balance at beginning of year	$16,178	$1,174	$—
Depreciation expense	41,232	15,010	1,174
Disposals	(63)	(6)	—
Balance at end of the year	$57,347	$16,178	$1,174